Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. POSTS SHARPLY HIGHER

FISCAL 2012 SECOND QUARTER AND SIX-MONTH RESULTS

BEFORE GIVING EFFECT TO MEXICAN TAX ITEM

Second Quarter Highlights Include:

•	Net Income Rises 84 Percent to $4.4 Million Before Effect of Unexpected Item; $1.9 Million Mexican Tax Charge Reduces Net Income to $2.5 Million (Versus $2.4 Million Last Year)

•	Revenues Advance 17 Percent from $118.7 Million to $139.0 Million (Including $36.1 Million Renaissance Food Group)

•	Gross Margin Climbs 57 Percent to $14.7 Million from $9.3 Million in Last Year’s Second Quarter

•	Fresh Unit Volume Climbs 40 Percent, Paced by 23 Percent Increase in Avocados

•	CEO Cole Reiterates Expectation for Record Fiscal 2012 Net Income Before Tax Charge

SANTA PAULA, Calif. (June 4, 2012)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported that fiscal 2012 second quarter net income nearly doubled on a 17 percent increase in revenues from the corresponding period last year, before the effect of an unanticipated $1.9 million income tax expense related to an unfavorable ruling in a disputed matter with Mexico’s tax authority’s examination of the 2004 tax year.

Operating results for the most-recent quarter include those of Renaissance Food Group, LLC (RFG), which the company acquired on June 1, 2011. RFG’s results are now included as a separate business segment distinct from the company’s legacy Calavo Foods business segment.

For the three months ended April 30, 2012, net income before the Mexican tax item rose 84 percent to $4.4 million, equal to $0.30 cents per diluted share, from $2.4

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Calavo Growers Announces Fiscal 2012 Second Quarter Results/2-2-2

million, or $0.16 per diluted share, in the fiscal 2011 second quarter. Including the effect of the Mexican tax ruling, which the company learned of after the close of the second fiscal quarter, net income was $2.5 million, or $0.17 per diluted share.

Revenues increased to $139.0 million from $118.7 million in the like quarter one year earlier.

Second-quarter gross margin climbed 57 percent to $14.7 million, or 10.6 percent of total revenues, from $9.3 million, equal to 7.9 percent of total revenues in the fiscal 2011 comparable quarter. Operating income rose 87 percent to $7.1 million from $3.8 million in the last fiscal year’s second period.

As previously disclosed, the company had been awaiting the resolution of two outstanding assessments by Mexico’s tax authority related to the examination of the 2004 tax year. Contrary to the expectations of management and the company’s outside legal advisors in Mexico, the Mexican appellate court upheld an earlier ruling against Calavo. The company does not believe that further appeal of the ruling will be beneficial. The assessment of approximately $1.9 million was recorded as an income tax expense for the second fiscal quarter. The company stated that this unexpected item relates solely to resolution of issues pertaining to the tax-year-ended December 31, 2004.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “We were deeply disappointed by the ruling of the Mexican appellate court, which we and our legal counsel believe was unsupported by the facts. Despite this unwarranted non-recurring expense, by virtually all financial yardsticks Calavo registered an outstanding performance in the fiscal 2012 second quarter. The company posted solid top-line growth, paced by incremental revenue contribution from RFG. Calavo’s sharply higher year-over-year total gross margin propelled net income and per-share results in the most recent period, principally due to a 23 percent increase in fresh avocado units from the fiscal 2011 second quarter. And as point of considerable note, we also experienced year-over-year unit growth in all diversified fresh products.

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Calavo Growers Announces Fiscal 2012 Second Quarter Results/3-3-3

“As expected, fresh avocado volume in California snapped back strongly from last year’s cyclically smaller harvest, contributing to operating efficiencies across our unit- driven infrastructure. Increased volume in California, continuing strong cost controls and favorable sourcing of fresh avocados from Mexico combined to positively impact total gross margin, which increased nearly 300 basis points from last year. Lower fruit costs in Mexico, compared to year-ago levels, are having the anticipated beneficial effect on gross margin in our prepared avocado business, which is capitalizing on the substantial available supply. Most importantly, consumer demand for avocados continues to expand.”

For the six months ended April 30, 2012, net income before the effect of the unexpected tax item totaled $7.1 million, or $0.48 per diluted share, a 51 percent increase from $4.7 million, equal to $0.32 per diluted share, in the corresponding period last year. After giving effect to the Mexican tax expense, net income was $5.2 million, or $0.35 per diluted share.

Six-month revenues rose 22 percent to $256.4 million from $210.0 million in the first half of fiscal 2011. Gross margin in the fiscal 2012 initial six months grew 49 percent to $26.6 million, equal to 10.4 percent of total revenues, from $17.9 million, or 8.5 percent of total revenues, in last year’s first half. Operating income in the most recent six months expanded to $11.5 million, a 54 percent increase from $7.4 million in the like period last year.

Second quarter revenues in Calavo’s Fresh business segment totaled $91.7 million, a decrease of 15 percent from $107.7 million in the corresponding period last year. Despite delivering significantly higher unit volume of both fresh avocados and tomatoes, the year-over-year decline in segment revenues is principally attributable to lower sales prices in the marketplace resulting primarily from an abundant industry supply. Total Fresh segment volume advanced 40 percent to 4.7 million units from 3.3 million units in the fiscal 2011 second quarter. Fresh gross margin equaled $8.0 million, or 8.7 percent of segment sales, versus $7.5 million, or 7.0 percent of segment sales, in the corresponding quarter last year.

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Calavo Growers Announces Fiscal 2012 Second Quarter Results/4-4-4

In the Calavo Foods business segment—encompassing the company’s legacy products, including prepared avocados, Salsa Lisa, and tortilla chips—revenues totaled $11.2 million, substantially unchanged from $11.1 million in the second quarter of fiscal 2011. With respect to prepared avocado products—that business segment’s cornerstone—the company benefited from favorable fruit costs, as well as improved pricing and production efficiencies. Gross margin rose two-fold to $3.9 million, equal to 35 percent of segment sales, from $1.8 million, or 16.2 percent of Calavo Foods’ sales, in last year’s second quarter.

Sales in the RFG business segment in the second quarter of fiscal 2012 totaled $36.1 million. Gross margin totaled $2.8 million, equal to 7.8 percent of segment sales. The company cited several second-quarter operating achievements in the RFG unit, including new retail grocery accounts, acceptance by retailers of more of the unit’s brands, and strong demand from consumers. RFG continues to demonstrate success in the development of new products and in utilizing just-in-time production and delivery of fresh product to serve both grocery retailers and consumers.

Selling, general and administrative (SG&A) expense in the most recent quarter totaled $7.6 million, equal to 5.5 percent of revenues, versus $5.5 million, or 4.7 percent of revenues, in last year’s second period. The year-over-year increase in SG&A principally reflects the addition of RFG, as well as accruals for contingent purchase consideration related to the RFG transaction, and an increase in stock-based compensation expense. SG&A as a percentage of gross margin—a key metric for the company—fell by more than 700 basis points to 52 percent in the fiscal 2012 second period from 59 percent in the year-ago like quarter.

Outlook

“As we turn the corner into the second half of the fiscal year with operating momentum squarely behind Calavo, we foresee a continued strengthening picture ahead,” said CEO Cole.

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Calavo Growers Announces Fiscal 2012 Second Quarter Results/5-5-5

“In the Fresh segment, the company will benefit in the third quarter from its peak packing period for California avocados, with the expected large volume driving production efficiencies and further gross margin improvement. The supply of Mexican-grown avocados at more favorable prices compared to a year ago, supplementing strong domestic fresh fruit production, positions Calavo well to capitalize on expanding consumer demand.

“We anticipate that the beneficial market conditions in Mexico will continue translating to lower fruit costs in our prepared avocado conditions and, as a result, we expect to see strong—likely record—margins in the segment.”

Cole continued: “On a related note, the company’s capital investment in expansion of our Uruapan, Mexico, packinghouse, due to be completed in July, will double fresh avocado capacity at that facility. Upon completion, Calavo will possess the capability to pack 600 million pounds of fresh avocados to keep pace with growing consumer demand and maintain our industry-leadership position.

“Since becoming part of the Calavo family of fresh foods a year ago, RFG has shown strong sales growth, due to an outstanding lineup of value-added, high-quality products. We continue to be enthusiastic about RFG’s pace of product innovation, as well as its keen ability to identify consumer trends and preferences. We also value the significantly larger footprint RFG provides to Calavo in the grocery channel as a result of our combined portfolio of branded offerings.

“I am enormously confident in the multiple revenue and profit engines driving Calavo. We are executing our business agenda extremely well against the ambitious targets we set for ourselves. We have considerable operational and financial strength, as well as a breadth of other resources, at our disposal. With so much to build upon, I am optimistic that the company will register record operating results in fiscal 2012, with net income and per share results at new all-time highs before the effect of the Mexican tax charge,” Cole concluded.

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Calavo Growers Announces Fiscal 2012 Second Quarter Results/6-6-6

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2011. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30, 2012	October 31, 2011
Assets
Current assets:
Cash and cash equivalents	$4,682	$2,774
Accounts receivable, net of allowances of $2,718 (2012) and $2,285 (2011)	51,512	36,101
Inventories, net	25,032	17,787
Prepaid expenses and other current assets	6,797	6,220
Advances to suppliers	1,342	3,349
Income taxes receivable	—	3,111
Deferred income taxes	2,136	2,136

Total current assets	91,501	71,478
Property, plant, and equipment, net	48,606	47,091
Investment in Limoneira Company	29,057	29,991
Investment in unconsolidated entities	2,498	2,292
Goodwill	18,349	18,349
Other assets	15,242	16,122

	$205,253	$185,323

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$12,535	$5,082
Trade accounts payable	9,010	7,038
Accrued expenses	19,367	19,285
Income tax payable	471	—
Short-term borrowings	33,190	17,860
Dividend payable	—	8,123
Current portion of long-term obligations	5,473	5,448

Total current liabilities	80,046	62,836
Long-term liabilities:
Long-term obligations, less current portion	16,189	18,244
Deferred income taxes	7,638	8,002

Total long-term liabilities	23,827	26,246
Commitments and contingencies:
Noncontrolling interest	421	555
Total Calavo Grower’s shareholders’ equity	100,959	95,686

	$205,253	$185,323

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2012	2011	2012	2011
Net sales	$138,992	$118,720	$256,386	$210,039
Cost of sales	124,297	109,386	229,789	192,175

Gross margin	14,695	9,334	26,597	17,864
Selling, general and administrative	7,618	5,549	15,112	10,425

Operating income	7,077	3,785	11,485	7,439
Interest expense	(311)	(235)	(609)	(439)
Other income, net	469	458	706	684

Income before provision for income taxes	7,235	4,008	11,582	7,684
Provision for income taxes	4,700	1,634	6,395	3,020

Net income	2,535	2,374	5,187	4,664
Add: Net loss – noncontrolling interest	13	30	40	51

Net income attributable to Calavo Growers, Inc.	$2,548	$2,404	$5,227	$4,715

Calavo Growers, Inc.’s net income per share:
Basic	$0.17	$0.16	$0.35	$0.32

Diluted	$0.17	$0.16	$0.35	$0.32

Number of shares used in per share computation:
Basic	14,787	14,726	14,779	14,724

Diluted	14,802	14,734	14,792	14,731

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended April 30, 2012
Net sales	$91,732	$11,202	$36,058	$138,992
Cost of sales	83,767	7,283	33,247	124,297

Gross margin	$7,965	$3,919	$2,811	$14,695

Three months ended April 30, 2011
Net sales	$107,650	$11,070	$—	$118,720
Cost of sales	100,107	9,279	—	109,386

Gross margin	$7,543	$1,791	$—	$9,334

For the three months ended April 30, 2012 and 2011, inter-segment sales and cost of sales for Fresh products totaling $6.3 million and $4.3 million were eliminated. For the three months ended April 30, 2012 and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $2.9 million and $2.8 million were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Six months ended April 30, 2012
Net sales	$162,868	$22,481	$71,037	$256,386
Cost of sales	148,934	15,154	65,701	229,789

Gross margin	$13,934	$7,327	$5,336	$26,597

Six months ended April 30, 2011
Net sales	$188,306	$21,733	$—	$210,039
Cost of sales	174,784	17,391	—	192,175

Gross margin	$13,522	$4,342	$—	$17,864

For the six months ended April 30, 2012 and 2011, inter-segment sales and cost of sales for Fresh products totaling $11.3 million and $8.6 million were eliminated. For the six months ended April 30, 2012 and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $5.8 million were eliminated.